Exhibit 10.1

FORM AMENDMENT TO
EMPLOYMENT AGREEMENT
THIS AMENDMENT dated as of [ ] (the “Amendment”) to the employment agreement dated as of [ ], [, as amended on [ ]] (the “Employment Agreement”) is by and between Evoqua Water Technologies LLC, a Delaware limited liability company (the “Company”), and [EXECUTIVE] (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”).
WHEREAS, the Parties desire to amend the terms of the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties agree as follows:
Section 1.     Amendment of Section 2.2.  Section 2.2 of the Employment Agreement is hereby amended and restated as set forth below:
“Annual Bonus.  For each fiscal year ending during the Employment Period, the Executive shall be eligible for potential awards of additional compensation (the “Annual Bonus”) to be based upon the achievement of one or more performance goals established by the Board or a committee thereof (the “Performance Targets”). The Annual Bonus shall be prorated for any partial fiscal years occurring within the Employment Period. The Executive’s target Annual Bonus opportunity for each fiscal year that ends during the Employment Period shall be equal to [ ]% of Base Salary (the “Target Annual Bonus Opportunity”), with the actual Annual Bonus, if any, to be based on the Company’s actual performance relative to the Performance Targets.  The Annual Bonus, if any, shall be paid within 90 days of the fiscal year end, assuming the delivery of the relevant financial statements in a timely manner, but in no event later than March 15th of the year following the end of the fiscal year for which the Annual Bonus, if any, is earned; provided, that, except as set forth in Section 3, the Executive must continue to be employed by the Company through the end of the applicable fiscal year.  At the discretion of the Board or a committee thereof, the Annual Bonus may be paid in the form of cash or equity securities, which equity securities may be subject to vesting restrictions provided that (i) any such vesting period may not exceed the 15-month period following the end of the fiscal year to which the Annual Bonus relates and (ii) the value of the equity securities awarded to the Executive in lieu of the Annual Bonus shall include a bonus premium equal to no less than 20% of the Annual Bonus.”

Section 2.     Entire Agreement.  Except as amended by the terms of this Amendment, the terms and conditions of the Employment Agreement remain in full force and effect.
Section 3.     Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

EVOQUA WATER TECHNOLOGIES LLC

By:
Name:
Title:

EXECUTIVE

[EXECUTIVE]